NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (including all exhibits hereto, this “Purchase Agreement”), is entered into as of April 4, 2014, by Healthcare Corporation of America, a Delaware corporation (the “Company” or the “Borrower”), and the Noteholders listed on Exhibit A (the “Noteholders”).

RECITALS

The Company wishes to sell and each Noteholder wishes to purchase a secured Note, substantially in the form attached as Exhibit B (the “Note”), of the Company on the terms, and subject to the conditions, contained in this Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1. Issuance of Note.

(a)                Subject to the terms and conditions set forth in this Agreement, at the closing of this Purchase Agreement (the “Closing”), the Company shall issue the Notes in the respective principal amounts listed on Exhibit A to the Noteholders in consideration of, and as an inducement to, each Noteholder’s respective payment of such amounts to the Company. The aggregate amount of principal under the Notes is One Million United States Dollars ($1,000,000) (payable in two (2) installments as agreed by the parties).

(b)               Each Note:

(i) will bear interest at the annual rate of eight percent (8%),

(ii) will be payable as to principal and interest on demand on April 2, 2015 (“Maturity Date”), subject to acceleration upon Event of Default, and

(iii) will be subject to the further terms and provisions set forth in this Purchase Agreement.

(c)                The delivery of each executed Note to each Noteholder as well as all agreements, instruments and ancillary documents referenced therein (the “Closing”) is taking place simultaneously with the execution and delivery of this Purchase Agreement (the “Closing Date”).

(d)               The Company will use the proceeds of the Notes for the Company’s ongoing operations.

2. Interest. The Company shall pay interest on the whole amount of the principal sum outstanding under the Note, commencing from the date hereof and continuing until payment in full of this Note, at the annual rate of eight percent (8%).

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3. Prepayment. The Company may prepay the principal and all accrued interest due under the Notes at any time prior to the Maturity Date, in reasonable payments not to be less than $100,000. Payments will be applied pro rata to each Note, and will be applied first to interest and then to principal outstanding under each Note, in accordance with the terms of the Note. For the sake of clarity, the security interest and guaranty described in Section 4 and 5, respectively, herein, shall remain in effect until full repayment of all accrued amounts, notwithstanding any prepayment.

4. Security. To secure the timely payment and performance by the Company of its obligations under this Purchase Agreement and the Note, the Company hereby assigns, pledges and grants to the Noteholders, for their ratable benefit, the following collateral (the “Collateral”):

4.1 A continuing first priority security interest in and to all of the shares (the “340 Basics Shares”) and assets of 340 Basics, Inc. a New Jersey corporation and a wholly-owned subsidiary of the Company (“340 Basics”). Such security interest will be subject to the terms of a Security Agreement dated as of the date of this Purchase Agreement, to be executed by Selway Capital Holdings LLC on behalf of all of the Noteholders (the “Security Agreement”, and together with the Note, Warrant, Guaranty, Junior Subordination Agreement, Senior Subordination Agreement and other ancillary documents, collectively referred to as the “Loan Documents”). The Company is delivering to the Noteholders the stock certificate or certificates representing the 340 Basics Shares, together with a stock power in blank.

4.2 A continuing second priority security interest in and to all other assets of the Borrower, including equity interests in all other subsidiaries. Such second priority security interest will be subordinate only to the security interest of Partners for Growth III, L.P., a Delaware limited partnership, as further set forth in the Senior Lender Subordination Agreement to be entered into by and between Partners for Growth III, L.P., the Borrower and the Noteholders (or on their behalf) in connection with the transactions contemplated herein (the “Senior Lender Subordination Agreement”).

4.3 The Company will provide all requested assistance to the Noteholders to perfect the Noteholders’ security interest in the Collateral by the filing of financing statements or any other means reasonably requested by the Noteholders. In connection with the perfection of the security interest set forth in Section 4.1 hereinabove, the Company, the Noteholders (or on their behalf) and certain previous holders of convertible notes shall enter into a junior lender subordination agreement (the “Junior Lender Subordination Agreement”).

4.4 The Company and 340 Basics shall mark their respective books and records as may be necessary or appropriate to evidence, protect and perfect the Noteholders’ security interest and shall make any public filings or take any other action necessary or advisable to reflect such security interest.

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5. Guaranty. On the Closing Date, 340 Basics is delivering a guaranty (the “Guaranty”) of the Company’s obligations under the Notes. The Guaranty is an absolute guaranty of payment and not of collection.

6. Next Financing Round.

6.1 As of the Effective Date, the Company is in the process of raising up to Five Million Five Hundred Thousand Dollars ($5,500,000) from investors (the “Next Financing Round”). These investors may purchase debt, equity and/or derivatives from the Company (the “Next Round Securities”).

6.2 The Company makes the following covenants with respect to the Next Financing Round:

(a) if, as of the date which is thirty (30) days after the Closing Date, the Company has failed to secure at least One Million Five Hundred Thousand Dollars ($1,500,000), such failure will constitute an Event of Default (as defined in Section 7 of this Agreement);

(b) if, as of the date which is thirty (30) days after the Closing Date, the Company has secured at least One Million Five Hundred Thousand Dollars ($1,500,000), but less than Three Million Five Hundred Thousand Dollars ($3,500,000), then the Company shall be entitled to an additional thirty (30) days in which to raise an aggregate of at least Three Million Five Hundred Thousand Dollars ($3,500,000);

(c) if, on or before expiration of such second thirty (30) day period, the Company has failed to secure at least Three Million Five Hundred Thousand Dollars ($3,500,000), such failure will constitute an Event of Default.

7. Warrants.

7.1 Simultaneously with the execution and delivery of this Purchase Agreement, the Company is issuing in favor of the Noteholders warrants to purchase an aggregate of Two Million (2,000,000) shares of Common Stock, subject to stock split, upon the terms and conditions hereinafter set forth, pursuant to a Warrant dated as of the date of this Purchase Agreement and issued by the Company (the “Warrants”). The term of the Warrants is five (5) years.

7.2 The exercise price of the Warrants is equal to the lowest of the following: (i) the price of common equity of the Next Round Securities (as defined below), (ii) the conversion price of a convertible note raised after the Next Financing Round (as defined below), or (iii) the exercise price of warrants which make up part of the package of the Next Round Securities.

8. Events of Default.

8.1 The following shall constitute events of default (individually an “Event of Default”):

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(a) the Events of Default described in Section 6 above;

(b) default in the payment in full of all principal and interest due under the Notes on or before the Maturity Date, or inability of the Borrower to pay any of its debts or liabilities as they fall due;

(c) filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy laws by or against the Company, which filing or proceeding, is not dismissed within sixty (60) days after the filing or commencement thereof, or if the Company shall cease or suspend the conduct of its usual business or if the Company shall become, or in light of its usual business conditions is likely to become, insolvent and is unable to pay its debts when due;

(d) failure of the Company to comply in any way with the terms, covenants or conditions contained in the Notes or in this Purchase Agreement, or breach by the Company of any material representation or warranty contained in the Notes or in this Purchase Agreement;

(e) commencement of actions, suits or proceedings at law or in equity against the Company alleging failure to repay any material indebtedness; and

(f) the Events of Default described in Section 6 of the Security Agreement.

8.2 If at any time, an Event of Default shall occur, all obligations under the Notes shall become immediately due and payable without presentment, demand or protest, all of which are hereby waived by the Company. Upon occurrence of an Event of Default:

(a)                The Noteholders may, in their discretion, take ownership of the 340 Basics Shares, ratably in accordance with the principal amount of each Note. Thereafter, the Noteholders shall have and exercise all rights of a holder of the 340 Basics Shares under this Purchase Agreement and the other Loan Documents. Such rights include, without limitation, the right to vote the 340 Basics Shares in any manner the respective Noteholder deems advisable, the right to dividends declared on the 340 Basics Shares, and the right to transfer, encumber, or otherwise dispose of the 340 Basics Shares in such Noteholder’s sole discretion, except as limited by applicable securities or other laws; and

(b)               The Noteholders shall have and may exercise all other rights under law and equity to the Collateral, subject to the first priority security interest of Partners for Growth III, L.P., a Delaware limited partnership. Such rights and remedies shall be cumulative.

8. Optional Conversion. The Noteholders, in their sole discretion, may elect at any time to convert part or all of the amounts due under the Notes, including principal and interest, into the Next Round Security on terms that are identical to those of the Next Round Securities.

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9. Representations and Warranties. The Company represents and warrants to the Noteholders as follows:

9.1 The 340 Basics Shares constitute all of the outstanding and issued shares of 340 Basics. The 340 Basics Shares have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all applicable federal and state laws and rules and regulations. There are no subscriptions, warrants, options, calls, commitments, rights or agreement by which 340 Basics is bound relating to the issuance, transfer, voting or redemption of the 340 Basics Shares or any pre-emptive rights held by any person with respect to the 340 Basics Shares.

9.2 None of the 340 Basics Shares is registered or qualified under the various federal or state securities laws of the United States. None of the 340 Basics Shares has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

9.3 Each of the Company and 340 Basics is duly organized and existing in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation and authorized to do business in all jurisdictions in which the nature of its business or property makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business of the Company, and has the power to own its properties and to carry on its business as now conducted and as proposed to be conducted.

9.4 The Company has full power, authority and legal right to enter into this Purchase Agreement and the other Loan Documents and to perform all its obligations thereunder. The Company has duly executed and delivered this Purchase Agreement and the other Loan Documents. This Purchase Agreement and the other Loan Documents constitute the legal, valid and binding obligation of the Company enforceable in accordance with their respective terms.

9.5 The execution, delivery and performance of this Purchase Agreement and of the other Loan Documents:

(a) are within the Company’s corporate powers, as applicable, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of the Company’s certificate of Incorporation, By-laws, or other organizational documents, or to the conduct of the Company’s business or of any material contract or undertaking to which the Company is a party or by which the Company is bound;

(b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any governmental body;

(c) will not require the consent of any governmental body, any party to a contract or any other person or entity; and

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(d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any lien upon any asset of the Company under the provisions of any agreement, instrument, or other document to which the Company is a party or by which it or its property is a party or by which it may be bound, except for the consent of Partners for Growth III, L.P., a Delaware limited partnership, which the Company has obtained.

9.6 There is no litigation pending or, to the Company’s knowledge, threatened against the Company.

9.7 The Company has paid in full all federal, state, local and foreign taxes and assessments and has timely filed all tax returns. No tax audit is pending or, to the Company’s knowledge, threatened against the Company.

9.8 No representation or warranty made by the Company in this Purchase Agreement or in any other Loan Document contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. There is no fact known to the Company or which reasonably should be known to the Company which the Company has not disclosed to the Noteholders in writing with respect to the transactions contemplated by this Purchase Agreement.

10. Representations of the Noteholder. Each Noteholder represents and warrants to the Company that:

10.1 The Noteholder has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

10.2 The Noteholder has had an opportunity to discuss the Company, business, management and financial affairs with the Company's management and has received (or had made available to the Noteholder) any financial and business documents requested and believes the material and information provided is sufficient to permit making an informed decision regarding this Purchase Agreement and the other Loan Documents;

10.3 The Noteholder is entering into this Purchase Agreement and acquiring the Note for the Noteholder’s own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof other than in compliance with the Securities Act and applicable state securities laws; and

10.4 The Noteholder understands that (i) the Note has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 504, 505 or 506 promulgated under the Securities Act, (ii) this Note must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) this Note will bear a legend substantially to such effect.

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10.5 The Noteholder is an accredited investor within the meaning of Regulation D under the Securities Act.

10.6 The Noteholder expressly understands and agrees that its security interests set forth in Section 4.2 are subject to the rights of Partners for Growth III, L.P., as further set forth in the Senior Lender Subordination Agreement.

11. Governing Law; Jurisdiction. This Purchase Agreement and each other Loan Document (unless and except to the extent expressly provided otherwise in any such other Loan Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. Any judicial proceeding under this Purchase Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the County of New York, State of New York. The Company accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Purchase Agreement or any other Loan Document.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Amendments and Waivers. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Noteholders.

14. Notice. Any notice or request hereunder may be given to the Company or any Noteholder at their respective addresses set forth below or at such other address as may hereafter be specified in a notice delivered in accordance with this Section. Any notice, request, demand, direction or other communication (a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission. Any Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth below. “Business Day” means a day other than a Saturday, Sunday, or federal or New York state holiday. Any Notice shall be effective:

(a)                In the case of hand delivery, when delivered;

(b)               If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission (with confirmation of delivery) or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

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(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of delivery;

(e) In the case of electronic transmission, when transmitted, if transmitted on a Business Day, or upon commencement of the next succeeding Business Day, provided that the party sending such Notice receives confirmation of delivery;

(f) If given by any other means (including by overnight courier), when actually received.

If to the Company:

Healthcare Corporation of America

66 Ford Road, Suite 230

Denville, NJ 07834

Attention: __________________

(e-mail)

(fax)

If to the Noteholders:

As set forth in Exhibit A.

[signature page to follow]

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IN WITNESS WHEREOF, the Company and the Noteholders have executed this Agreement as of the day and year first above written.

COMPANY:	HEALTHCARE CORPORATION OF AMERICA

By:

Name:

Title:

NOTEHOLDERS:

SELWAY CAPITAL HOLDINGS LLC	CHARDAN CAPITAL MARKETS LLC

By:	By:

Name:	Name:

Title:	Title:

[INSERT]

By:

Name:

Title:

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Exhibit A

Noteholders and Respective Note Amounts

Name	Address	Note Amount
Selway Capital Holdings LLC	900 Third Avenue, 19th floor New York, NY 10022 With a copy to: Pearl Cohen Zedek Latzer Baratz LLP 1500 Broadway New York, NY 10036 Attn: Oded Kadosh, Esq. (e-mail) okadosh@pearlcohen.com (fax) (646) 878-0838	$900,000
Chardan Capital Markets LLC	17 State Street, Suite 1600 New York, NY 10004 Attention: Kerry Propper	$50,000
Evan Genack		$50,000

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